Exhibit 10.2

Verso Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

T 877 855 7243

www.versoco.com

September 30, 2020

Mr. Randy J. Nebel

Dear Randy:

On behalf of the Board of Directors (the “Board”) of Verso Corporation (the “Company”), I am pleased to offer you the position, on an interim basis, of the Company’s Chief Executive Officer (the “CEO”) reporting to the Board. Your employment by the Company in this position will commence immediately.

While you serve as interim CEO, the Company will pay you a base salary at a monthly rate of $65,000, which will be paid in accordance with the Company’s regular payroll practices. While you serve as interim CEO, you will also continue to be compensated in accordance with the Company’s compensation policy for members of the Board (for clarity, even though such policy generally does not apply to Board members who are employed by the Company, you will continue to be entitled to non-employee director compensation while you serve as interim CEO). The Company will also pay or reimburse you for your reasonable housing and vehicle accommodations in Ohio, and for travel (for you and/or a friend or family member) to and from Ohio, while serving as interim CEO, in addition to reimbursement of ordinary business expenses incurred while you serve as interim CEO.

While we expect that your employment with the Company will continue until a new CEO is hired and commences employment, your employment with the Company and your service as interim CEO is “at will,” meaning that it may be terminated by you or by the Company at any time, for any reason (or no reason), and with or without advance notice. When your employment with the Company ends, you will not be entitled to benefits under any Company severance plan or policy.

It is intended that your compensation and benefits will comply with, and not be subject to tax, interest or penalties under, Section 409A of the Internal Revenue Code of 1986, as amended, and this offer letter will be construed and interpreted consistent with such intent. You agree to sign a customary confidentiality agreement with the Company.

To accept the Company’s offer, please sign and date this offer letter in the space provided below and return it to me.

Sincerely,

/s/ St. John Daugherty

St. John Daugherty
Vice President, Legal and Corporate Affairs

Agreed to and accepted:

/s/ Randy J. Nebel
Randy J. Nebel September 30, 2020